Exhibit 99
FOR IMMEDIATE RELEASE

April 26, 2006

                       THE EASTERN COMPANY REPORTS RESULTS
                          FOR THE FIRST QUARTER OF 2006

Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the first quarter of 2006. Sales for the quarter were $27.9 million, compared to $26.3 million for the same period in 2005, a 6% increase, while net income was $1.1 million, or $0.30 per diluted share, compared to the $730,600, or $0.19 per diluted share, reported in the first quarter of 2005, a 57% increase.

The increase in Company earnings, compared to the first quarter of 2005 reflected the positive impact of the initiative undertaken a year ago at our Metal Casting facility which was to increase our focus and capability toward producing ductile iron products in addition to our malleable iron products.

Leonard F. Leganza, President and CEO stated, "The sales increase of 6% in the first quarter was the fourteenth consecutive quarter of improved year-to-year sales and we anticipate further increased sales results as the year progresses. Of particular note, sales in the Metal Products group improved 5% compared to the prior year quarter. The improvement included increased sales of our proprietary mine roof support anchors as well as significantly greater sales of our ductile iron products. The combination of a stronger coal mining market and new ductile business are driving sales in a positive direction. "

Mr. Leganza continued, "Another of our long-term objectives was focused on the operations of our recently established subsidiary in Shanghai, China. During the past two years our earnings have experienced the impact resulting from incurring the start up costs and expenses of training employees and establishing the equipment and infrastructure necessary to meet our production plans. During the first quarter of 2006 this operation has reached the sales and production levels necessary toward becoming a profitable operating unit. We are pleased with the progress made in the subsidiary's manufacturing capabilities and are certain it will be providing us new opportunities for Eastern's products in the Asian and European markets in addition to supplying our domestic operations with some of their requirements."

Mr. Leganza commented further, "In 2006 the Company will continue to face the necessity of overcoming some of the challenges of our global economy. The rapid increase in energy, health care and raw material costs will have to be overcome by continuous productivity improvements and pricing policies in order to maintain healthy profit margins. Notwithstanding these challenges, considering the present status of our backlogs and current economic forecasts, all of our business units are on track for positive results in 2006."

The Eastern Company is a 148-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255

Statement of Consolidated Income

                        THE EASTERN COMPANY (AMEX - EML)



                                                 THREE Months Ended

                                            13 wks               13 wks
                                        April 1, 2006        April 2, 2005
                                        -------------        -------------
Net Sales                                $ 27,860,183          $ 26,267,584


Net Income After Tax                        1,143,765               730,582


Net Income Per Share:
                 Basic                   $       0.31          $       0.20
                 Diluted                 $       0.30          $       0.19

Weighted average
  shares outstandings:
                 Basic                      3,643,127             3,634,991
                 Diluted                    3,859,376             3,867,413